Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 26, 2013, with respect to the financial statements of Stella Blu, Inc. contained in the Amended Registration Statement and Prospectus of Stella Blu, Inc. on Form S-1/A. We hereby consent to the use of the aforementioned report in the Amended Registration Statement and Prospectus, and to the use of our name as it appears under the heading “Experts.”

D. Brooks and Associates CPA’s, P.A.

West Palm Beach, FL

October 31, 2013

D. Brooks and Associates CPA’s, P.A. 8918 Marlamoor Lane, West Palm Beach, FL 33412 – (954) 592-2507